UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

November 30, 2023

Date of Report (Date of earliest event reported)

Zura Bio Limited

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	001-40598	98-1725736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1489 W. Warm Springs Rd. #110
Henderson, Nevada	89014
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (702) 757-6133

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Ordinary Shares, par value $0.0001 per share	ZURA	The Nasdaq Stock Market
Warrants, each whole warrant exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share	ZURAW	The Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Executive Vice President.

On November 30, 2023, Zura Bio Limited (the “Company”) appointed Dr. Kiran Nistala as Executive Vice President, effective as of November 27, 2023 (the “Commencement Date”).

Dr. Kiran Nistala, age 51, is an experienced physician and immunologist with nearly two decades of expertise in translational medicine and the strategic design of clinical trials, spanning a diverse spectrum of medical disorders. His primary areas of specialization encompass rheumatology, dermatology, and respiratory disorders. From March 2020 to October 2023, Dr. Nistala served as the Vice President of late stage clinical development in Immunology at AstraZeneca, where he was instrumental to their therapeutic build in autoimmune disease. His primary focus was on Immunology programs aimed at addressing conditions such as lupus, myositis, and eosinophilic disorders. He led the clinical team and set the strategy for AZ’s scleroderma Phase 3 trial. Prior to his tenure at AstraZeneca, Dr. Nistala held a series of increasingly senior positions at GlaxoSmithKline from December 2015 to February 2020, where his contributions ranged from pivotal roles in research strategy, immune safety governance boards, design of clinical protocols and championing translational medicine initiatives. In addition to his corporate roles, Dr. Nistala served as an Honorary Consultant in pediatric rheumatology at Great Ormond Street Hospital for Children NHS Foundation Trust in the United Kingdom, demonstrating his commitment to both academic and clinical excellence. Dr. Nistala earned a bachelor’s degree in Psychology from the University of Cambridge in 1993, an MBBS in 1996 and a PhD in Immunology in 2010 from University College London, and completed his scientific training with a prestigious Clinician Scientist Fellowship from the Wellcome Trust in 2015.

There are currently no arrangements or understandings between Dr. Kiran Nistala and any other person pursuant to which Dr. Kiran Nistala will be appointed as Executive Vice President of the Company and there are no family relationships between Dr. Kiran Nistala and any of the Company’s directors or executive officers. There are currently no transactions in which Dr. Kiran Nistala has an interest requiring disclosure under Item 404(a) of Regulation S-K.

In connection with his appointment as Executive Vice President, Dr. Kiran Nistala entered into a service agreement with the Company (the “Service Agreement”) effective as of the Commencement Date. Pursuant to the Service Agreement, Dr. Kiran Nistala will be paid an annual base salary of GBP £320,000. Following the end of each calendar year, Dr. Kiran Nistala will be eligible to receive a discretionary annual performance bonus with a target of 40% of his then annual base salary, which may be subject to change as such target levels are regularly reviewed by the Company’s CEO, human resources, and the board of directors and the payment of any bonus is at all times at the discretion of the Company.

Under the terms of the Service Agreement, the Company may terminate the employment for cause under the Service Agreement with immediate effect without notice and with no liability to make any further payment to Dr. Kiran Nistala.

As an inducement to Dr. Kiran Nistala's employment, the Company agrees that it will recommend to the board the granting to Dr. Kiran Nistala of 350,000 share options in the Company priced at closing on the date of grant in accordance with the applicable equity incentive plan, pursuant to which one fourth (1/4th) of the share options would vest on the first anniversary following the Commencement Date and one thirty-sixth (1/36th) at the end of each of the 36 months subsequently, provided that Dr. Kiran Nistala is employed and not under notice of termination as of any such vesting. The shares underlying the options would be fully vested on the fourth anniversary of the Commencement Date. The option grant will be issued pursuant to the Company’s 2023 Equity Incentive Plan, and in accordance with Nasdaq Listing Rule 5635(c)(4).

The foregoing summary of certain terms of the Service Agreement are qualified in their entirety by the terms of the Service Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1*^+	Service Agreement between Zura Bio Limited and Kiran Nistala
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Portions of this exhibit have been redacted in accordance with Item 601(b)(10) of Regulation S-K. The omitted information is not material and is the type that the registrant treats as private or confidential.
^	Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.
+	Indicates management contract or compensatory plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 6, 2023

ZURA BIO LIMITED

By:	/s/ Kim Davis
Name:	Kim Davis
Title:	Chief Legal Officer